EXHIBIT 99.2



FOR IMMEDIATE RELEASE                       PRESS RELEASE
OCTOBER 3 2005                              CONTACT:  TIM CLEMENSON
                                            RUBENSTEIN
                                            INVESTOR RELATIONS
                                            212-843-9337


          CHINA DIRECT TRADING CORP. SELLS DISTRIBUTORS IN 4 NEW STATES

Davie, FL.- China Direct Trading Corporation's (OTC.BB: CHDT) (CHDT) wholly-owned subsidiary, Souvenir Direct, Inc. (SDI), returned from the San Diego Postcard and Souvenir Distributors Association gift show with a first place in the best key ring division and sales to distributors with distribution in Illinois, Montana, Idaho, and Wyoming. This week SDI also began selling the Sutter's Mill souvenir line and proved that small minimum orders are in great demand. The company will immediately develop a line of generic key ring designs to fill the need of distributors in all areas of the country and purchase these through SDI.

Each year the PCSDA association has an awards banquet and recognizes the best of products and for the third year in a row Souvenir Direct has won the best keying award with a spinner key ring design made for Kerst Photography in Big Bear Lake.

"After our first two shows we continue to increase our network of distributors which continue to compound future sales as distributors increase their buying of additional items from SDI. The new products we have developed over the summer were well received as we continue to innovate the souvenir key ring market", said Howard Ullman, Chairman and CEO of SDI. "We look forward to our next show in Hong Kong in a few weeks," he said.

SDI is a wholly owned subsidiary of China Direct Trading Corp. that sells to the gift, souvenir, and promotional products industries and can be found at www.souvenirdirect.com .

FORWARD-LOOKING STATEMENTS: This press release includes "forward-looking statements" within the meaning of the federal securities laws. Although CHDT and SDI believe that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Many factors are beyond CHDT's and its subsidiaries' control. Important factors that could cause actual results to differ materially from CHDT and SDI projections and expectations are disclosed in CHDT's existing and future filings with the Securities and Exchange Commission. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions.

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